Exhibit 99.1

JCPENNEY REPORTS THIRD QUARTER FINANCIAL RESULTS

Third Quarter Highlights

•	Earnings per share of $0.55
•	Comparable inventories approximately 9 percent below last year
•	Effective expense control in difficult consumer environment
•	Announced I “Heart” RonsonTM and Allen B. ® exclusive brands for spring 2009
•	2008 new store program completed
•	91 Sephora inside JCPenney locations opened to date

PLANO, Texas, Nov. 14, 2008 -- J. C. Penney Company, Inc. (NYSE:JCP) reported earnings per share from continuing operations of $0.55 for the third quarter ended Nov. 1, 2008, compared with $1.17 in last year’s third quarter.  Net income for the 2008 third quarter was $124 million versus $261 million last year.

“We believe that JCPenney continues to be well positioned in a very challenging retail environment,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.   “As sales have been impacted by lower consumer spending and declining mall traffic, we have been effective in reducing SG&A expenses without compromising our customer experience and in managing our inventories to appropriate levels.  Over the course of the third quarter, we have also executed initiatives that bring newness, excitement and convenience for customers into our stores, catalogs and jcp.com.

“For the Christmas shopping season, our gift assortment, including our “redbox giftsTM” collection, is more exciting and robust than ever and will allow our customers to make these holidays memorable, special and affordable for their families.  We are supporting our holiday assortment through a comprehensive marketing campaign that clearly demonstrates JCPenney’s unique value proposition of exceptional style and quality at very affordable prices.”

During the quarter, the Company announced that it will launch two new exclusive brands for spring 2009:  I “Heart” Ronson, a complete women’s fashion sportswear line designed by

Charlotte Ronson, one of today’s hottest designers; and ALLEN B., a  women’s fashion sportswear and dress collection for the trendy lifestyle customer from “Master of Trend” Allen B. Schwartz.  These new additions will complement other recent brand launches to which customers have responded well, highlighted by the re-launches of Worthington and Stafford, two of America’s largest career wear brands.

Mr. Ullman added, “With the expectation that challenging conditions will persist well into 2009, we will be planning our business accordingly.  The execution of our Bridge Plan ensures that our strategies directly reflect economic realities while we capitalize on opportunities to maintain and build our market share.  Specifically, the continuation of vigilant expense control, inventory management in alignment with expected sales trends, and maintaining our financial strength will position our Company to regain its growth trajectory when the environment improves.”

Operating Performance in the Third Quarter

During the third quarter, total sales decreased 8.7 percent.  Comparable store sales decreased 10.1 percent, which was in line with the Company’s revised guidance for a low-double digit decrease.  The best sales performance was in women’s and children’s apparel and family shoes, with continued weakness in home and fine jewelry.  Geographically, the best performances were in the northeast and central regions while the southeast and southwest regions were the softest.  Internet sales through www.jcp.com decreased 0.3 percent compared with an 11.8 percent increase in the same quarter last year.

For the third quarter, operating income declined 280 basis points to 5.9 percent of sales.  Gross margin decreased by 120 basis points to 38.5 percent of sales as a result of increased clearance activity taken in response to softer sales and to achieve desired inventory levels.    Total operating expenses, including the impacts of depreciation and amortization expense, pre-opening expenses and income from ongoing real estate operations, decreased by $59 million versus 2007 and continued to be well managed across the entire organization.  Real estate and other included a benefit of approximately $0.02 per share from the sale of non-operating real estate during the quarter.  Due to lower sales volume, total operating expenses increased by 160 basis points to 32.6 percent of sales in the quarter.  Third quarter operating income was $255 million, compared with last year’s $411 million.

Interest expense for the quarter was $56 million, and the tax rate was 38.2 percent.

Strong Financial Condition

The Company continues to be in a strong financial position.  As of Nov. 1, 2008, the Company had cash and short-term investments of $1.6 billion and long-term debt of $3.5 billion.

Capital expenditures for the third quarter of 2008 were $242 million, in line with the Company’s Bridge Plan, with the majority of spending related to the construction of new stores and the renovation of existing stores.

Total merchandise inventories decreased 5.6 percent versus last year to $4.5 billion, reflecting the Company’s ongoing efforts to reduce inventory to be aligned with expected sales trends.  On a comparable store basis, inventories decreased approximately 9 percent compared to the same period last year.

Store Opening and Renovation Update

During the third quarter, the Company opened 12 new stores, including 11 in the off-mall format.  These openings bring the total of new and relocated stores for the year to 35, which completes the 2008 new store program objectives of the Company’s Bridge Plan.  After relocations and store closures, JCPenney opened 26 net new stores in 2008.  In addition, the Company has completed extensive renovations of 21 stores, three store expansions, and refurbishments and upgrades to 90 other stores across the country.  Included in these upgrades is the continued rollout of Sephora inside JCPenney, of which there are currently a total of 91 locations.  Ten of these locations opened during the third quarter.  The Company is currently planning to open an additional 64 Sephora inside JCPenney locations in 2009.

Fourth Quarter Sales and Earnings Guidance

Management’s fourth quarter guidance is as follows:

•	Total sales: decrease 7 to 9 percent.
•	Comparable store sales: decrease 9 to 11 percent.
•	Operating income: expected to decline versus last year as a result of lower sales volume and gross margins. As a percent of sales, SG&A is expected to increase.
•	Interest expense: approximately $60 million.
•	Income tax rate: approximately 38 percent.
•	Average diluted shares: approximately 223 million average diluted shares of common stock, including about 1 million common stock equivalents.
•	Earnings per share: approximately $0.90 to $1.05 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time web cast today, Nov. 14, 2008, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and pass code 284828.  The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors).  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,093 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, consumer spending patterns, credit availability and debt levels, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	13 weeks ended			39 weeks ended
	Nov. 1,	Nov. 3,	% Inc.	Nov. 1,	Nov. 3,	% Inc.
	2008	2007	(Dec.)	2008	2007	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$4,318	$4,729	(8.7)%	$12,727	$13,470	(5.5)%
Gross margin	1,664	1,879	(11.4)%	4,920	5,360	(8.2)%
Operating expenses:
Selling, general and administrative (SG&A)	1,298	1,348	(3.7)%	3,841	3,882	(1.1)%
Depreciation and amortization	118	110	7.3%	343	310	10.6%
Pre-opening	11	19	(42.1)%	26	40	(35.0)%
Real estate and other (income)	(18)	(9)	N/A	(36)	(31)	N/A
Total operating expenses	1,409	1,468	(4.0)%	4,174	4,201	(0.6)%
Operating income	255	411	(38.0)%	746	1,159	(35.6)%
Net interest expense	56	41	36.6%	164	110	49.1%
Bond premiums and unamortized costs	-	-	N/A	-	12	N/A
Income from continuing operations
before income taxes	199	370	(46.2)%	582	1,037	(43.9)%
Income tax expense	76	109	(30.3)%	223	363	(38.6)%
Income from continuing operations	$123	$261	(52.9)%	$359	$674	(46.7)%
Discontinued operations, net of income tax
expense of $1, $-, $- and $4	1	-	N/A	2	7	N/A
Net income	$124	$261	(52.5)%	$361	$681	(47.0)%

Earnings per share from continuing
operations - diluted	$0.55	$1.17 (1)	(53.0)%	$1.61	$2.98 (1)	(46.0)%
Earnings per share - diluted	$0.56	$1.17 (1)	(52.1)%	$1.62	$3.01 (1)	(46.2)%

FINANCIAL DATA:
Comparable store sales (decrease)/ increase	(10.1)%	(2.4)%		(7.3)%	1.2%

Ratios as a percentage of sales:
Gross margin	38.5%	39.7%		38.7%	39.8%
SG&A expenses	30.1%	28.5%		30.2%	28.8%
Total operating expenses	32.6%	31.0%		32.8%	31.2%
Operating income	5.9%	8.7%		5.9%	8.6%
Effective income tax rate for continuing operations	38.2%	29.5%		38.3%	35.0%

COMMON SHARES DATA:
Outstanding shares at end of period	222.1	221.7		222.1	221.7
Average shares outstanding (basic shares)	222.0	221.5		221.9	223.3
Average shares used for diluted EPS	222.9	223.7		222.9	225.9
Shares repurchased	-	-		-	5.1
Total cost of shares repurchased	$-	$-		$-	$400

(1) Includes one-time state and federal income tax benefits of $0.14 per share.

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J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Nov. 1,	Nov. 3,
	2008	2007

SUMMARY BALANCE SHEETS:
Cash and short-term investments(1)	$ 1,624	$ 1,827
Merchandise inventory (net of LIFO reserves of $1 and $8)	4,471	4,734
Income taxes receivable(2)	364	486
Prepaid expenses and other	297	291
Property and equipment, net	5,254	4,745
Prepaid pension	1,615	1,308
Other assets	473	576
Total assets	$ 14,098	$ 13,967
Trade payables	$ 1,915	$ 2,322
Accrued expenses and other	1,500	1,435
Current maturities of long-term debt	-	304
Long-term debt	3,505	3,505
Long-term deferred taxes	1,263	1,128
Other liabilities	718	782
Total liabilities	8,901	9,476
Stockholders' equity	5,197	4,491
Total liabilities and stockholders' equity	$ 14,098	$ 13,967

	39 weeks ended
	Nov. 1,	Nov. 3,
SUMMARY STATEMENTS OF CASH FLOWS:	2008	2007
Net cash provided by/(used in):
Total operating activities	$ 154	$ 149
Investing activities:
Capital expenditures	(738)	(939)
Proceeds from sale of assets	13	8
Total investing activities	(725)	(931)
Financing activities:
Change in debt	(203)	336
Stock repurchase program	-	(400)
Other change in stock	1	60
Dividends paid	(134)	(173)
Total financing activities	(336)	(177)
Cash (paid) for discontinued operations	(1)	(17)
Net (decrease) in cash and short-term investments	(908)	(976)
Cash and short-term investments at beginning of period	2,532	2,803
Cash and short-term investments at end of period	$ 1,624	$ 1,827

(1) Includes $105 and $166, respectively, of credit card sales transactions, which are settled early in the following period. Previously these amounts were included in "receivables."
(2) Income taxes receivable are shown separately on the balance sheet. Previously, taxes receivable were recorded in "receivables."

2